Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into in Santa Rosa, California as of this 1st day of January, 2016 (“Effective Date”) by and between Luther Burbank Savings, a Federally Chartered Savings Association (“Bank”), and John Biggs (“Biggs”).  Bank and Biggs are collectively referred to herein as “Parties.”

RECITALS

A.                                    Bank currently employs Biggs and Bank and Biggs desire to continue Bank’s employment of Biggs on the terms and conditions set forth herein.

B.                                    Biggs possesses the requisite knowledge, skill, and experience to serve as the chief executive of Bank.

In consideration of the mutual covenants, promises, and conditions set forth herein, Bank and Biggs agree as follows:

Article 1. Term and Title

1.1                               President and Chief Executive Officer of Bank.  During the Term of Employment defined below, Biggs shall serve as the President and Chief Executive Officer of Bank.  The Parties contemplate that Biggs shall report directly to the Chairman of the Board of Bank and to the Board of Bank.  During the Term of Employment defined below, Biggs shall also serve without additional compensation as the President of Luther Burbank Corp. (“LBC”).  The Parties contemplate that Biggs shall report directly to the Chief Executive Officer of LBC.  During the Term of Employment defined below, Biggs shall also serve without additional compensation as the President and Chief Executive Officer of Burbank Financial Inc. (“BFI”), Burbank Investor Service (“BIS”), and Luther Burbank Mortgage Corp. (“LBMC”).  The Parties contemplate that Biggs shall report directly to the Chairman of the Board of BFI, the Chairman of the Board of BIS, and the Chairman of the Board of LBMC.

1.2                               Director of Bank.  During the Term of Employment defined below, Biggs shall serve as a member of the Board of Bank.  Biggs agrees to fulfill all of his duties as a member of the Board of Bank and Biggs, upon the termination of his employment as the President and Chief Executive Officer of Bank and upon the request of the Chairman of the Board of the Bank, agrees to resign immediately from the Board of Bank.

1.3                               Term of Employment.  Subject to any earlier termination as provided in Article 8 herein below, Biggs’s employment under this Agreement shall commence on the Effective Date and shall continue for a three (3) year period (“Term”), also subject to any extension as set forth herein.  Upon expiration of the Term, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Biggs or Bank shall have notified the other party hereto of his or its election to terminate this Agreement not later than sixty (60) days prior to the end of such subsequent term or extension thereof (the Term, together with any extensions, until termination in accordance herewith, shall be referenced herein as the “Term of Employment”).  Nothing stated in this Agreement or represented orally or in writing to either Party shall create any obligation to renew this Agreement and the decision of Bank not to extend the Term or any subsequent term, shall not be deemed a termination of employment entitling Biggs to any severance compensation or separation benefits under either this Agreement or any Bank severance plan or practice then in effect.

Article 2. Duties of Biggs

2.1                               Compliance with Law.  Biggs hereby agrees to use his best efforts as President and Chief Executive Officer of Bank and agrees to perform such related duties as are customary for the chief executive officer of a financial institution or as may reasonably be required by Bank from time to time.  Biggs agrees during the term of this Agreement to remain knowledgeable of, and to comply with, all applicable rules and regulations relating to banking and to keep informed of, and to comply with, all applicable federal, state and local laws, regulations, and/or ordinances governing the conduct of Bank’s business, including, but not limited to, relevant sections of the publications of the Office of the Comptroller of the Currency (the “OCC”), relevant sections of the California Financial Code, any applicable rules and regulations of the California Department of Business Oversight (the “DBO”), any applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), any applicable rules and regulations of the Federal Reserve Bank of San Francisco (the “FRBSF”), and FinCEN, and the policies and procedures of Bank.

2.2                               Bank Management Obligations.  Pursuant to, and in accordance with, the policies and procedures of Bank, as may be amended from time to time in Bank’s discretion, Biggs shall be responsible for the general management of Bank consistent with the intent of this Agreement and sound business practices.  Biggs shall assist Bank in (1) the creation, maintenance, and monitoring of Bank’s relationships to ensure the profitable, legal, and ethical conduct of business, (2) the supervising of Bank personnel to ensure compliance with all applicable state and federal laws, and (3) the recruiting of senior executive staff as needed.

2.3                               Full Time Employment.  Biggs shall devote his full energies, abilities, and productive time to the performance of the services contemplated under this Agreement, unless an alternative arrangement is agreed to by the Chairman of the Board of Bank.  Biggs shall not engage in any business or personal activities that would interfere or conflict with the performance of Biggs’s duties under this Agreement, without the prior written consent of the Chairman of the Board of Bank.

2.4                               Location.  Biggs agrees to perform the services contemplated under this Agreement at the office locations authorized and approved by the Chairman of the Board of Bank.

Article 3. Biggs’s Compensation

3.1                               Base Salary.  If, in the sound judgment of the Board of Bank, Biggs performs his obligations under Article 2 above in the manner expected and is and remains an employee in good standing at Bank, Bank agrees to pay Biggs a Base Salary of Five Hundred Fifty Thousand Dollars ($550,000.00) per year during 2016, a Base Salary of Six Hundred Thousand Dollars ($600,000.00) per year during 2017, a Base Salary of Six Hundred Fifty Thousand Dollars ($650,000.00) per year during 2018, all payable on a pro-rata basis in accordance with the standard payroll procedures of Bank.

3.2                               Corporate Annual Bonus.  Bank agrees to pay Biggs a corporate annual bonus, in accordance with any Bank performance-and-profitability-based annual incentive plan in place during the Term of Employment, as defined in Article 1.3 hereinabove, if Biggs has performed all of his obligations under Article 2 above in an exemplary manner and is and remains an employee in good standing at Bank through the end of each year of the Term of Employment.  The grant of the corporate annual bonus hereunder shall be subject to typical and reasonable performance measures in the sound judgment of the Board of Bank.  The parties anticipate that the corporate annual bonus will be between 50% and 100% of Biggs’ Base Salary during the applicable year.

Article 4. Phantom Stock Award and Vesting

4.1                               Phantom Stock.  LBC adopted the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan as of January 1, 2011, including any amendments thereto (the “Plan”).  During the Term of Employment, Biggs shall be entitled to an Award of up to One Million Dollars ($1,000,000.00) of Phantom Stock (as defined in the Plan) for each year of service during the Term of Employment if Biggs has performed all of his obligations under Article 2 above in an exemplary manner and is and remains an employee in good standing of Bank.  The Award of Phantom Stock hereunder shall be subject to typical and reasonable performance measures in the sound judgment of the Board of Bank, but in no event shall the annual grant of phantom stock in Bank hereunder be for an amount less than Four Hundred Thousand Dollars ($400,000.00) unless the employment of Biggs hereunder has been terminated for Cause by Bank or by Biggs without Good Reason as those terms are defined in Article 8 below.  Except as expressly stated herein, the terms and conditions applicable to each Award of Phantom Stock shall be governed by the Plan.  Bank reserves the right to amend or cancel the Plan at any time in its sole discretion, subject to the terms of such Plan and applicable law.

4.2                               Phantom Stock Vesting.  Subject to the provisions of this Agreement, all Awards (as defined in the Plan) of Phantom Stock shall be made pursuant to the Plan which is attached hereto as Exhibit A.  The Vesting in Awards defined in Biggs’s Participant Award Agreement shall provide for cliff vesting no later than the following schedule:

a)                                     Award of Phantom Stock to Biggs associated with service by Biggs to Bank in calendar year 2015 shall vest ratably from the effective date of the Award to a date prior to 2019;

b)                                     Award of Phantom Stock to Biggs associated with service by Biggs to Bank in calendar year 2016 shall vest ratably from the effective date of the Award to a date prior to 2019;

c)                                      Award of Phantom Stock to Biggs associated with service by Biggs to Bank in calendar year 2017 shall vest ratably from the effective date of the Award to a date prior to 2019;

d)                                     Award of Phantom Stock to Biggs associated with service by Biggs to Bank in calendar year 2018 shall be fully vested at the time of the Award; and

e)                                      Any Award of Phantom Stock to Biggs associated with service by Biggs to Bank in any subsequent year of service following the Term shall be fully vested at the time of the Award.

f)                                       At the end of the Term of Employment, any vested Award of Phantom Stock to Biggs associated with service by Biggs to Bank, for which payment in cash has not been made, shall be marked to market in accordance with Section 4.3 below.

4.3                               Phantom Stock Valuation.  At the end of the Term of Employment, the Phantom Stock Account of John Biggs shall be valued in accordance with this Section 4.3, and this Section 4.3 shall supersede where inconsistent the provisions of the Plan regarding the valuation of the Phantom Stock Account of Biggs, including but not limited to sections 1.20 and 1.21 of the Plan.  Capitalized terms in this Section 4.3 not defined in this Agreement shall have the meaning set forth in the Plan.

a)                                     Within ten (10) days of a Separation of Service by Biggs, Biggs shall name an investment banker (the “Biggs Nominee”) and the Bank shall name an investment banker (the “Bank Nominee”), each of whom will have equal access to the books and records of Bank.  The Biggs Nominee and the Bank Nominee shall each provide an informal opinion of value for the Bank, taking into account the factors set forth in the regulations implementing Section 409A of the Internal Revenue Code, represented as a multiplier of the Bank’s Book Value, within thirty (30) days after the Separation of Service.

b)                                     In the event the multiplier proposed by the Biggs Nominee (the “Biggs Multiplier”) and the multiplier proposed by the Bank Nominee (the “Bank Multiplier”) are within twenty percent (20%) of one another (meaning that the larger number is equal to or less than 1.2 times the smaller number), the average of the Biggs Multiplier and the Bank Multiplier will be applied to the Phantom Stock Account Value as otherwise calculated by sections 1.20 and 1.21 to determine the amount to be paid to Biggs pursuant to Article 5 of the Plan.

c)                                      In the event the Biggs Multiplier and the Bank Multiplier are more than twenty percent (20%) apart (meaning that the larger number is greater than 1.2 times the smaller number), the Biggs Nominee and the Bank Nominee will together choose a third investment banker (the “Joint Nominee”) within forty (40) days of the Separation of Service.  The Joint Nominee shall provide an opinion of value for the Bank, represented as a multiplier of Book Value (the “Joint Multiplier”), within fifty (50) days of the Separation of Service and the Joint Multiplier will be applied to the Phantom Stock Account Value as otherwise calculated by sections 1.20 and 1.21 to determine the amount to be paid to Biggs pursuant to Article 5 of the Plan.  Notwithstanding the forgoing, if the Joint Multiplier is less than the smaller of the Biggs Multiplier or the Bank’s Multiplier, then the smaller of the Biggs Multiplier or the Bank’s Multiplier shall be used in lieu of the Joint Multiplier, and if the Joint Multiplier is greater than the greater of the Biggs Multiplier or the Banks Multiplier then the greater of the Biggs Multiplier or the Bank’s Multiplier shall be used in lieu of the Joint Multiplier.

Article 5. Biggs’s Benefits

5.1                               Participation in Bank Benefit Plans.  Biggs shall be eligible to participate in those group employee benefit plans, including, without limitation, medical, dental, and life insurance, which Bank makes available to similarly situated employees from time to time, subject to all terms and conditions of those plans and amendments thereto, including, without limitation, any and all provisions concerning eligibility for participation.

5.2                               Expenses.  Upon presentation of appropriate vouchers and receipts, Bank shall reimburse Biggs, in a manner similar to other senior Bank executives, for all reasonable business expenses incurred by Biggs.

5.3                               Housing Allowance.  During the Term of Employment, Biggs will be paid a housing allowance of $7,000 per month.

5.4                               Stock Appreciation Rights Plan.  Biggs shall retain all rights to Awards of Stock Appreciation Rights (“SAR Awards”) made pursuant to the Luther Burbank Savings Stock Appreciation Rights Plan adopted on January 1, 2006, attached hereto as Exhibit B, including amendments thereto.

5.5                               Salary Continuation Agreement.  Biggs shall be entitled to the benefits set forth in the Luther Burbank Savings Amended and Restated Salary Continuation Agreement dated April 25, 2006 as amended on December 5, 2008, both of which are attached hereto as Exhibit C.

5.6                               Life Insurance.  Biggs shall be entitled to a group, term life insurance policy with a death benefit of not less than $250,000.

5.7                               Automobile.  Bank shall continue to provide a Tesla automobile to Biggs during the Term of Employment.  At the end of the Term of Employment, all right, title, and interest in and to the Tesla automobile then being provided to Biggs shall be transferred to Biggs at no cost to Biggs.

5.8                               Vacation.  During the Term of Employment, Biggs shall be entitled to thirty (30) days of vacation leave at full salary taken at the discretion of Biggs as time allows, so long as it is reasonable and does not conflict with the fulfillment of his responsibilities.

5.9                               Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Biggs pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, or government regulation (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). The Bank will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Article 6. Safeguarding Customer Information

6.1                               Customer Information.  Biggs will learn of, and come into possession of non-public personal information (“Customer Information”) regarding borrowers or prospective borrowers during the term of this Agreement.  Biggs agrees to take all reasonable measures to ensure the security and confidentiality of Customer Information, to protect against any anticipated threats or hazards to the security of such information and to protect against the unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to any borrower or prospective borrower.  Biggs agrees that he will use such Customer Information only for the limited purpose(s) for which it is disclosed, and for no other purpose.  Biggs further agrees to comply with all federal and state laws governing the disclosure of Customer Information.  “Customer Information,” as used herein, means any record containing non-public personal information pertaining to a borrower or prospective borrower, regardless of the form in which it is handled or maintained, and includes, without limitation, bank and credit card account numbers, income and credit information, and social security numbers.

Article 7. Unfair Competition and Confidential Information

7.1                               Confidential Information.  Biggs acknowledges that Bank owns proprietary Confidential Information which constitutes a valuable, special, and unique asset.  This Confidential Information has been compiled and developed by Bank over time at considerable expense and effort, has not been divulged to third parties, and is not known to Bank’s competitors, who could have obtained economic value from such information had it been known. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of Bank relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Biggs, or (b) information that subsequently becomes public through no act or omission of Biggs.  Biggs agrees that all Confidential Information is and shall continue to be the exclusive property of Bank, whether or not prepared in whole or in part by Biggs and whether or not disclosed to or entrusted to Biggs’s custody.  Biggs’s obligation to preserve the secrecy of Confidential Information shall survive the termination of this Agreement and his employment with Bank.  Upon termination of Biggs’s employment, Biggs agrees to return to Bank all files, papers, and materials of any kind containing or relating to Confidential Information.  Biggs further understands and acknowledges that the Bank’s ability to reserve these for the exclusive knowledge and use of the Bank is of great competitive importance and commercial value to the Bank, and that improper use or disclosure by Biggs is likely to result in unfair or unlawful competitive activity.

7.2                               Non-Solicitation.  Biggs agrees that if his employment with Bank is terminated, with or without cause, during the Term, that for the remainder of the Term and for a period of six (6) months thereafter, he shall not induce or attempt to induce any employee of Bank to discontinue employment or association with Bank to obtain employment with a competitor of Bank or providing services to Biggs or any company affiliated with Biggs.

Article 8. Termination

8.1                               Death or Disability.

a)                                     In recognition of Biggs’s many years of service to Bank, in the event of Biggs’s death or total disability during the Term of Employment, Bank shall pay out to Biggs or his heirs all Base Salary remaining to be paid hereunder for the remainder of the Term of Employment.  No other compensation or benefits shall be paid except as provided in Exhibit A, the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan, Exhibit B, the Luther

Burbank Savings Stock Appreciation Rights Plan, and Exhibit C, the Luther Burbank Savings Amended and Restated Salary Continuation Agreement; and as is or would be customarily paid upon the death or disability of a senior Bank executive.

b)                                     Bank and Biggs respectively shall each have the right to terminate the Term of Employment in the event of Biggs’s Disability.  “Disability” as used in this Agreement shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which, as of the date of this Agreement, is as follows:

An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

A termination of Biggs’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the tenth (10th) day after receipt of such notice by the other party (the “Disability Effective Date”), unless Biggs returns to full-time performance of his duties before the Disability Effective Date.

8.2                               Termination by Bank.

Bank shall have the right to terminate Biggs’s employment for Cause.  “Cause” as used in this Agreement shall mean:

a)                                     Biggs’s charge of or conviction by, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction, for any crime involving moral turpitude or a felony in the jurisdiction involved;

b)                                     Biggs’s willful refusal or negligent failure to perform Biggs’s duties as required by this Agreement;

c)                                      Biggs’s gross negligence, insubordination, or material violation of any duty of loyalty or fiduciary duty to Bank or any other material misconduct on the part of Biggs;

d)                                     Biggs’s revocation of any approvals required by the OCC, the FDIC, or the DBO for Biggs to perform his assigned duties and responsibilities with Bank, including without limitation, Biggs’s removal or prohibition from participating in the conduct of Bank’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)) or any comparable provision of federal law;

e)                                      Biggs’s material failure to comply with all applicable federal, state, and local laws, regulations, and/or ordinances governing his duties with Bank; or

f)                                       Biggs’s material breach of any other provision of this Agreement.

Bank shall also have the right to terminate Biggs’s employment “Without Cause” at any time, with or without notice, subject solely to its remittance of the consideration set forth in Article 8.8(b) herein below.

8.3                               Termination by Biggs.

a)                                     Biggs shall have the right to terminate the Employment Term for Good Reason (as defined below), upon thirty (30) days written notice to Bank delivered within thirty (30) days following the occurrence of an event constituting Good Reason; provided that Bank shall have thirty (30) days after the date such notice has been received by Bank in which to cure the conduct specified in such notice.  Biggs’s continued employment during such thirty (30) day period shall not constitute Biggs’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  For purposes of this Agreement “Good Reason” shall mean:

i)                                         a significant material change in Biggs’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Biggs of any significant duties or responsibilities that are materially inconsistent with such position or responsibilities; except in connection with the termination of Biggs’s employment for Cause, as a result of his Disability or death, or by Biggs other than for Good Reason;

ii)                                      a reduction in Biggs’s Base Salary other than in connection with a general reduction in wages for all senior executive employees of Bank;

iii)                                   Bank requiring Biggs (without Biggs’s consent) to be based at any place outside a sixty (60) mile radius of Los Angeles or Santa Rosa, except for reasonably required travel on Bank’s business;

iv)                                  a change in the ownership or effective control of Bank or LBC, or in the ownership of a substantial portion of the assets of Bank or LBC, as such change is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Change in Control”), during the Term of Employment;

v)                                     Bank’s failure to provide Biggs with the compensation, including salary, bonuses, and benefits as outlined in this Agreement; or

vi)                                  any material breach by Bank of its obligations to Biggs under this Agreement.

b)                                     Biggs shall have the right to terminate his employment hereunder without Good Reason by providing Bank with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.

8.4                               Bank’s Default.  If Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of Bank by:

(a)                                 the OCC, the FDIC, the DBO, or the FRBSF at such time as said regulatory agency enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act or comparable federal or state law; or

(b)                                 the OCC, the FDIC, the DBO, or the FRBSF at such time as said regulatory agency approves a supervisory merger to resolve problems related to operation of Bank or when Bank is determined by the OCC, the FDIC, the DBO, or the FRBSF to be in an unsafe or unsound condition.

Any rights of Bank or Biggs that have already vested, however, shall not be affected by such action pursuant to section 163.39 of Title 12 of the Code of Federal Regulations.

8.5                               Biggs’s Temporary Suspension.  If Biggs is suspended or temporarily prohibited from participating in the conduct of Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Bank may in its discretion (i) pay Biggs all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

8.6                               Loan Files.  Upon termination of Biggs’s employment for any reason, all loan files, whether pending or closed, shall remain with, or promptly be returned to Bank, at Bank’s election, along with any Confidential Information in Biggs’s possession.  Biggs acknowledges and agrees that all such files and Confidential Information are the sole and exclusive property of Bank and no copies shall be retained by Biggs.

8.7                               Computers/Equipment.  Immediately upon the termination of Biggs’s employment for any reason, any and all computer hardware and other equipment provided to Biggs by Bank shall be returned to Bank.

8.8                               Effect of Termination upon Biggs’s Compensation.

a)                                     Termination for Cause.  In the event Biggs’s employment terminates for Cause, in accordance with Articles 8.1(a), 8.1(b), or 8.2, respectively, hereinabove, Biggs shall be entitled solely to his Base Salary, as defined in Article 3.1 hereinabove, through the effective date of such termination and a payment equal to the value of his then accrued, untaken vacation, and, if applicable, disability and other insurance benefits in accordance with the then effective plans and programs of Bank.

b)                                     Termination by Bank without Cause or by Biggs with Good Reason.  In the event Biggs’s employment is terminated by Bank without Cause or in the event Biggs terminates his employment for Good Reason in accordance with Article 8.3(a) above, at any time during the Term of Employment, Biggs, shall be entitled to (1) a prorated Corporate Annual Bonus (as described in paragraph 3.2 above,) for the time worked in the current calendar year, (2) continuation until the end of the Term of all group employee benefits, including, without limitation, medical, dental, and life insurance, which Bank makes available to executives, (3) payment for his accrued, untaken vacation through the effective date of his termination, (4) payment of his Base Salary as described in paragraph 3.1, above, for the remainder of the Term, and (5) all of the additional benefits to which Biggs would be entitled upon a Change in Control, including vesting of Awards and SAR Awards and mark to market of all shares and stock appreciation rights.

c)                                      Golden Parachute Payments.  Bank shall have no obligation to make any Severance Payment or other payment that is prohibited by or subject to approval under section 359 of Title 12 of the Code of Federal Regulations (12 C.F.R. § 359 (2011)).

8.9                               Resignation from Related Positions.

Biggs, upon the termination of his employment as the President and Chief Executive Officer of Bank and upon the request of the Chairman of the Board of the Bank, agrees to resign immediately from any positions held with LBC, BFI, BIS, and LBMC.

8.10                        Other Exit Obligations.  Upon (a) voluntary or involuntary termination of Biggs’s employment or (b) the Bank’s request at any time during Biggs’s employment, Biggs shall (i) provide or return to Bank any and all Bank property and all Bank documents and materials belonging to the Bank and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of Biggs, whether they were provided to Biggs by Bank or any of its business associates or created by Biggs in connection with his employment by Bank; and (ii) delete or destroy all copies of any such documents and materials not returned to Bank that remain in Biggs’s possession or control, including those stored on any non-Bank devices, networks, storage locations and media in Biggs’s possession or control.

8.11                        Cooperation. The parties agree that certain matters in which Biggs will be involved during the Employment Term may necessitate Biggs’s cooperation in the future. Accordingly, following the termination of Biggs’s employment for any reason, to the extent reasonably requested by the Board, Biggs shall cooperate with the Bank in connection with matters arising out of Biggs’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of Biggs’s other activities. The Bank shall reimburse Biggs for reasonable expenses incurred in connection with such cooperation and, to the extent that Biggs is required to spend substantial time on such matters, the Bank shall compensate Biggs at an hourly rate based on Biggs’s Base Salary on the Termination Date.

8.12                        Acknowledgement. Biggs acknowledges and agrees that the services to be rendered by him to the Bank are of a special and unique character; that Bank will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of Biggs’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

Biggs further acknowledges that the amount of his compensation reflects, in part, his obligations and the Bank’s rights under Articles 6-8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Articles 6-8 of this Agreement or the Bank’s enforcement thereof.

8.13                        Remedies. In the event of a breach or threatened breach by either Party hereto of Articles 6, 7, or 8 of this Agreement, the Parties hereby consent and agree that the aggrieved Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Article 9. Notices

9.1                               Notices.  Any notice given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed to the Parties at the following addresses:

Bank:	John Biggs:

Victor Trione
Chairman of the Board
Luther Burbank Savings
804 Fourth Street
Santa Rosa, CA 95404

Each Party may change his or its address by written notice in accordance with this section of the Agreement.  Notices delivered personally shall be deemed communicated as of the actual date of receipt.  Mailed notices shall be deemed communicated no later than three (3) business days after deposit in the United States mail.

Article 10. Dispute Resolution

10.1                        Negotiation.  The Parties will attempt in good faith to resolve through negotiation any dispute, claim, or controversy arising out of or relating to this Agreement.  Either Party may initiate negotiations by providing written notice to the other pursuant to the above.  Such notice shall set forth the subject of the dispute and the relief requested.  The recipients of such notice will respond in writing within ten (10) days with a statement of their respective positions on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, the Parties, and/or their representatives, will meet at a mutually agreeable time and place within twenty (20) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

10.2                        Mediation.  Either Party may commence mediation of a good faith dispute by providing to the Judicial Arbitration and Mediation Services (“JAMS”) and the other Party a written request for mediation.  Such request shall set forth the subject of the dispute and the relief requested.  The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings which shall be conducted in Santa Rosa, California.  The Parties covenant that they will participate in the mediation in good faith.  All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties and/or their respective agents, employees, experts, and attorneys, and by the mediator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

10.3                        Consent to Judicial Reference.  Subject to the provisions of Sections 10.1 and 10.2 hereinabove, the Parties hereby consent and agree that (a) any and all disputes arising out of or related to this Agreement or any other matter in any way relating to or arising out of Biggs’s employment with Bank (collectively “Dispute”) shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, sitting without a jury in the City of Santa Rosa, County of Sonoma, California, (b) such referee shall hear and determine all of the issues in any Dispute (whether of fact or of law), including issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure section 1281.8, including without limitation, entering restraining orders, entering temporary restraining orders, issuing temporary and permanent injunctions and appointing receivers, and shall report a statement of decision; provided that, if, during the course of any Dispute, any Party desires to seek such a provisional remedy at a time when a referee has not yet been appointed or is otherwise unavailable to hear the request for such provisional remedy, then such Party may apply to the Sonoma County Superior Court for such provisional relief, and (c) pursuant to California Code of Civil Procedure section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the Dispute had been tried directly by a court.  The Parties shall use their respective commercially reasonable and good faith efforts to agree upon and select such referee, provided that such referee must be a retired California state or federal judge, and further provided that if the Parties cannot agree upon a referee, the referee shall be appointed by the Presiding Judge of the Sonoma County Superior Court.  The Parties acknowledge that this consent and agreement is a material inducement to enter into this Agreement and that each Party will continue to be bound by and to rely on this consent and agreement in their related future dealings.  The Parties shall share the cost of the referee and reference proceedings equally, except that the costs of the referee and reference proceedings to be paid by Biggs shall not exceed the amount Biggs would have had to pay in court costs to initiate or respond to a civil action had the matter been pursued in court.  Bank shall be responsible for all other costs payable; provided that, the referee may award attorneys’ fees and reimbursement of the referee and reference proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee).  The Parties further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel.  This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement.  In the event of litigation, this Agreement may be filed as evidence of the Parties’ consent and agreement to have Disputes heard and determined by a referee under California Code of Civil Procedure section 638.

Article 10.3 shall not apply to any claims or disputes arising out of or relating to any Bank plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes shall be subject to ERISA.

Article 11. Miscellaneous Provisions

11.1                        Integration.  This Agreement supersedes any and all other agreements, either oral or in writing, between Bank and Biggs with respect to Biggs’s performance of services as an agent or employee of Bank, and contains all the covenants and agreements between the Parties with respect to such services in any manner whatsoever.  Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by the other Party which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

11.2                        Assignment.  This Agreement may not be assigned by Biggs, but shall inure to the benefit of, and shall be binding upon, the successors and assigns of Bank.

11.3                        Receipt of Agreement.  Each of the Parties acknowledges that he or it has read this Agreement in its entirety and hereby acknowledges receipt of a fully-executed copy thereof.

11.4                        Governing Law/Jurisdiction/Venue.  This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles.  The Parties agree that any action taken to enforce the terms of this Agreement, including judicial action not inconsistent with the arbitration provisions hereunder, shall come under the jurisdiction of, and be properly heard and adjudicated in the Courts of the State of California and that venue shall be proper in the County of Sonoma.

11.5                        Captions and Section Headings.  Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

11.6                        Amendments and Waiver.  This Agreement may be amended from time to time only by a writing signed by both Parties.  A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other provision, nor shall any waiver constitute a continuing waiver or commit a Party to providing a waiver in the future.

11.7                        Survival.  The covenants, agreements, representations, and warranties made herein shall survive the termination of this Agreement, unless the context clearly provides otherwise.  Specific survival provisions shall not lessen the survival nature of provisions without such specificity.

11.8                        Severability.  If a court or arbitrator of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement.  The invalid provision will be severed from this Agreement and all remaining provisions will continue to be enforceable by their terms and of full force and effect.

11.9                        Interpretation.  Any ambiguity in the language, words, phrases, gender identifiers, sentences, or provisions contained herein is not to be interpreted against a Party merely by reason of that Party having drafted, suggested, transcribed, or dictated such provision.  In interpreting this Agreement the intentions of the Parties, as expressed in this Agreement, shall be paramount and this Agreement shall be read as a whole document in order to ascertain the intentions of the Parties with respect to any particular word, phrase, sentence, or provision.  This Agreement shall not be deemed to have been prepared or drafted by one Party or another, and shall be construed accordingly.

11.10                 Third-Party Beneficiary.  This Agreement has been made by, and is made solely for the benefit of Bank, Bank’s successors, and assigns.  Nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons or entities other than the Parties to it and Bank’s successors and assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons or entities to any Party to this Agreement.

11.11                 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  The Parties agree that a signed copy of this Agreement transmitted by one Party to the other by facsimile transmission shall be binding upon the sending Party to the same extent as a signed original of this Agreement.

11.12                 Section 409A.

a)                                     General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Biggs on account of non-compliance with Section 409A.

b)                                     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Biggs in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Biggs is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date or, if earlier, on Biggs’s death (the “Specified Employee Payment Date”) . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Biggs in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

BIGGS ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. BIGGS ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK

QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

This Agreement is entered into by and between the Parties as of the above written Effective Date.

Dated:
JOHN BIGGS

Dated:	LUTHER BURBANK SAVINGS

By:

Name:

Its:

Attachments:

Exhibit A:  Luther Burbank Corporation and Subsidiaries Phantom Stock Plan, adopted January 1, 2011.

Exhibit B:  Luther Burbank Savings Stock Appreciation Rights Plan, adopted January 1, 2006.

Exhibit C:  Luther Burbank Savings Amended and Restated Salary Continuation Agreement adopted April 25, 2006, amended December 5, 2008.